SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549







                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  August 3, 1998


                       CIRCUS CIRCUS ENTERPRISES, INC.
          (Exact name of Registrant as specified in its charter)



       Nevada                   1-8570                88-0121916
    (State or other        (Commission file         (IRS Employer
    jurisdiction of             number)           Identification No.)
    incorporation)



          2880 Las Vegas Boulevard South, Las Vegas, Nevada  89109
                    (Address of principal executive offices)



Registrant's telephone number, including area code:  702-734-0410









                 INFORMATION TO BE INCLUDED IN THIS REPORT

Item 5.   Other Events.

     This report is being filed solely for the purpose of providing an updated description of the Company's Mandalay Bay project.

     In the Spring of 1997, the Company commenced construction of Mandalay Bay, a 43-story, hotel-casino resort which will have approximately 3,700 rooms and approximately 135,000 square feet of gaming space. The resort, which is expected to be completed in the first quarter of 1999, will be situated on approximately 60 acres of land just south of Luxor. Mandalay Bay's attractions are planned to include an 11-acre tropical lagoon featuring a sand-and-surf beach, a three-quarter-mile lazy river ride, a 30,000-square-foot spa and other entertainment attractions. Inside, Mandalay Bay will offer internationally renowned restaurants, as well as a House of Blues nightclub and restaurant, including its signature Foundation Room sited on Mandalay Bay's rooftop, and 100 "music-themed" hotel rooms in Mandalay Bay's towers.

     Within Mandalay Bay and as part of its 3,700 rooms, a Four Seasons Hotel with approximately 400 rooms will provide Las Vegas visitors with a luxury "five-star" hospitality experience. The Four Seasons Hotel, which will be owned by the Company and managed by Four Seasons Hotels Limited ("Four Seasons"), represents the first step pursuant to the Company's cooperative effort with Four Seasons to identify strategic opportunities for development of hotel and casino properties worldwide. The cost of Mandalay Bay, including the Four Seasons Hotel but excluding the land, is currently estimated at approximately $850 million.

     During the course of construction, Mandalay Bay's hotel tower has experienced settling which has exceeded the level contemplated in the building's original design and the amount of settling has been greater in some portions of the structure than others. The Company has retained geotechnical, structural engineering and foundation consultants who are evaluating the situation and have recommended remedial measures which are in the initial stages of implementation. Completion of the recommended remedial measures is not expected to delay the opening of Mandalay Bay or materially increase the cost of the project. However, until such remedial measures are completed and evaluated and the ongoing evaluation of the site is concluded, there can be no assurances that further corrective measures will not be required or, if additional measures are required, as to the cost of such measures or their impact, if any, on the scheduled completion and opening of Mandalay Bay.

     Mandalay Bay is the latest phase of the Company's development of over 230 acres of land it owns at the south end of the Las Vegas Strip which runs from Tropicana Avenue south approximately one mile to Russell Road ("Masterplan Mile"). As part of its development plan for Masterplan Mile, the Company is constructing a 125,000-square-foot convention facility and a 12,000-seat arena. These facilities are expected to be completed and opened concurrently with Mandalay Bay, and will represent core components of Masterplan Mile which will be cross-marketed to guests at the Company's existing and future hotel-casinos within Masterplan Mile. The estimated cost of the convention facility and arena is approximately $100 million.

     The Company also plans to construct a monorail system which will link the Company's resorts on Masterplan Mile. Furthermore, the Company is planning a "Sea of Predators" aquarium exhibit which will likewise represent a core component of Masterplan Mile. Both the monorail and the Sea of Predators exhibit are anticipated to be completed after the opening of Mandalay Bay. The cost of these additional Masterplan Mile core components is estimated at approximately $75 million. The Company may add other core components to its development plan for Masterplan Mile in the future.


                                Signatures


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               CIRCUS CIRCUS ENTERPRISES, INC.




                               By:MICHAEL S. ENSIGN
                                  Michael S. Ensign
                                  Chairman of the Board,
                                  Chief Executive Officer and
                                  Chief Operating Officer


Dated:  August 3, 1998